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                                                                      Exhibit 15


                         Independent Accountant's Report
                         -------------------------------



Shareholders
Frisch's Restaurants, Inc.

We have reviewed the accompanying consolidated balance sheet of Frisch's Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of March 4, 2001, the related consolidated statements of earnings and shareholders' equity for the twelve week and forty week periods then ended, and the related consolidated statement of cash flows for the forty week period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of May 28, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended and in our report dated July 6, 2000, we expressed an unqualified opinion on those consolidated financial statements.

GRANT THORNTON LLP




Cincinnati, Ohio
March 29, 2001